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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY


Sepco Industries, Inc., a Texas corporation ("Sepco").

      American MRO, Inc., a Texas corporation and wholly owned subsidiary of Sepco.

      Bayou Pumps, Inc., a Texas corporation and wholly owned subsidiary of Sepco.